Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Media Corporation:

We consent to the incorporation by reference, in the registration statement on Form S-8 regarding the Liberty Media Corporation 2000 Incentive Plan (As Amended and Restated Effective February 22, 2007), of our report, which appears on Form 10-K, dated February 25, 2010, with respect to the consolidated balance sheets of Liberty Media Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive earnings, cash flows, and equity for each of the years in the three-year period ended December 31, 2009, and our report, dated February 25, 2010, with respect to the effectiveness of internal control over financial reporting as of December 31, 2009.

Our report on the consolidated financial statements of Liberty Media Corporation refers to the Company’s adoption, effective January 1, 2009, of Statement of Financial Accounting Standards (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (included in FASB ASC Topic 810, Consolidation), and effective January 1, 2008, the Company adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (included in FASB ASC Topic 825, Financial Instruments), and SFAS No. 157, Fair Value Measurements (included in FASB ASC Topic 820, Fair Value Measurements and Disclosures).

/s/ KPMG LLP

Denver, Colorado
December 14, 2010